Exhibit 99.1

The Chalone Wine Group Receives Acquisition Proposal Determined to be Superior to Existing
Domaines Barons de Rothschild (Lafite) Merger Agreement

NAPA, California—December 13, 2004—The Chalone Wine Group, Ltd. (Nasdaq: CHLN) announced today that it had received an acquisition proposal (New Proposal) to acquire Chalone from a company with significant wine operations, in a transaction in which the shareholders of Chalone would receive $13.75 per share in cash plus continued wine benefits in exchange for their existing Chalone shares. As previously announced, Chalone is presently a party to a merger agreement (DBR merger agreement) with Domaines Barons de Rothschild (Lafite) SCA (DBR) under which the shareholders of Chalone would receive $11.75 per share in cash plus continuing wine benefits in exchange for their existing Chalone shares.

The Board of Directors of Chalone has determined that the New Proposal constitutes a Superior Proposal, as defined in the DBR merger agreement which was filed with the Securities & Exchange Commission on November 1, 2004. Chalone has therefore provided DBR with written notice of the New Proposal and a statement of Chalone’s intention to enter into an acquisition agreement for the New Proposal. Under the DBR merger agreement, DBR has through December 17, 2004 to propose adjustments to the DBR merger agreement that would cause the New Proposal to no longer be superior to the DBR merger agreement. Absent such action by DBR, Chalone presently intends to terminate the DBR merger agreement promptly after December 17, 2004, pay a termination fee of $2,475,000 to DBR (which fee would be advanced by the proposed acquirer), and execute definitive documentation with respect to the New Proposal.

About Chalone

The Chalone Wine Group, Ltd. is a Napa-based company specializing in premium red and white varietal wines. In California, the Company owns and operates Acacia® Vineyard in the Carneros area of Napa County, and Provenance™ Vineyards, Hewitt™ Vineyard and Jade Mountain® in Napa County; Chalone Vineyard in Monterey County; and Moon Mountain® Vineyard, Dynamite® Vineyards and Orogeny™ Vineyards in Sonoma County; and Echelon Vineyards in San Miguel. In conjunction with its 50 percent joint-venture partner, Paragon Vineyard Co., the Company also owns and operates Edna Valley Vineyard in San Luis Obispo County. In Washington State, the Company owns and operates Sagelands® Vineyard and Canoe Ridge® Vineyard. In the Bordeaux region of France, the Company owns 23.5 percent of the Fourth-Growth estate of Château Duhart-Milon, in partnership with Domaines Barons de Rothschild (Lafite), which owns the other 76.5 percent.

This press release contains forward-looking statements, including statements regarding the proposed acquisition of Chalone. These statements involve risks and uncertainties that could cause actual results and events to differ materially. The uncertainties and risks include, but are not limited to, the risk that Chalone will not be able to complete either proposed transaction, the risk that Chalone’s stockholders will not approve either proposed transaction, and uncertainties regarding the impact of the events disclosed in this press release on Chalone’s operations, including its relationships with its customers and risks associated with the change or status or departure of key personnel. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Chalone’s periodic filings with the Securities and Exchange Commission, including Chalone’s quarterly report on Form 10-Q for the quarter ended September 30, 2004. Chalone undertakes no obligation to update forward-looking statements to reflect events or uncertainties occurring after the date of this press release.

Additional Information and Where to Find It

Chalone has filed with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed acquisition of Chalone by DBR. Investors and security holders of Chalone are urged to read this proxy statement and other relevant documents because they contain important information about Chalone, DBR and the proposed merger. Investors and security holders of Chalone may obtain free copies of this proxy statement and other relevant documents filed with the SEC at the SEC’s website at www.sec.gov, or at Chalone’s website at www.chalonewinegroup.com. In addition, investors and security holders of Chalone may obtain free copies of this proxy statement by writing to 621 Airpark Road, Napa, CA 94558, Attention: Shareholder Services Department, or by emailing to shservices@chalonewinegroup.com.

If, as a result of events described in this press release, Chalone terminates its merger agreement with DBR and enters into definitive documentation with respect to the acquisition proposal, Chalone intends to withdraw its previously filed proxy statement and file with the SEC a new proxy statement and other relevant documents in connection with the acquisition proposal. If such a proxy statement is filed, investors and security holders of Chalone are urged to read it and other relevant documents when they become available because they will contain important information about Chalone, the buyer and the proposed transaction. Investors and security holders of Chalone may obtain free copies of this proxy statement and other relevant documents filed with the SEC (if and when they are filed and subsequently become available) at the SEC’s website at www.sec.gov, or at Chalone’s website at www.chalonewinegroup.com. In addition, investors and security holders of Chalone may obtain free copies of this proxy statement (if and when it is filed and subsequently becomes available) by writing to 621 Airpark Road, Napa, CA 94558, Attention: Shareholder Services Department, or by emailing to shservices@chalonewinegroup.com.

Chalone and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with either of the proposed transactions. A description of the interests in Chalone of its directors and executive officers is set forth in Chalone’s annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 30, 2004 and in Chalone’s proxy statement for its 2004 annual meeting of shareholders filed with the SEC on April 19, 2004. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with either of the proposed transactions, and a description of their direct and indirect interests in the proposed merger, will be set forth in the respective proxy statements described in the preceding paragraphs.

Media Contact: Ken Morris, 707-254-4263
kmorris@chalonewinegroup.com

Shareholder Contact: Patti Podolski, 707-254-4250
ppodolski@chalonewinegroup.com